Conference Call Notes – Ron DeFeo
October 21, 2010

Good morning Ladies and Gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Riordan, the Company’s President and Chief Operating Officer; and Tom Gelston, Vice President of Investor Relations.  Also participating on the call and available for your questions are Rick Nichols for the Cranes Segment; Tim Ford for Aerial Work Platforms; George Ellis for the Construction business; Kieran Hegarty for Materials Processing; and Steve Filipov for Developing Markets

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some opening commentary followed by Phil Widman who will provide a more detailed financial report and Tom Riordan will discuss operations by segment. Then we will open it up for questions. During the Q & A portion please ask only one question and a follow-up.

The presentation we will be referring to is accessible on the Company’s website.  Let me begin by referring to the forward looking statement on Page 2 which I encourage you to review and read.

Turning to Page 3 which is marked as overview.  Our third quarter operating performance was mostly in line with our expectations although Crane revenue deteriorated faster than we had expected. Net sales for the quarter were flat versus the sequential second quarter period and up approximately 15% compared with last year. The results were quite mixed with stronger revenue performances in three segments—AWP, Construction and MP but Cranes actually declined from both Q2 and last year.

We experienced solid backlog growth in all segments except Cranes versus year ago and most of the Crane weakness came from our All Terrain and Crawler products that we produce in Europe. We had continued strong quotation activity in Port Equipment but as you know most quotations we make today are for delivery in late 2011 or 2012 for these products.

Production schedules continued to increase in most of our businesses and this has been the primary contributor to the year over year operating profit change as we return to a more stable production environment. Some additional restructuring activities are expected in Construction and Cranes but these should be relatively small.

Looking forward, we expect the fourth quarter to reflect strengthening order trends in AWP, Construction and MP with a weaker cranes business than we had previously anticipated. Given the backlog in cranes, however, we expect a meaningful sequential net sales increase in the fourth quarter.   Overall, we expect net sales to increase approximately 10-15% sequentially and to generate operating profit of roughly $15 million in the fourth quarter excluding unusual items.

The mid and longer term expectations for Terex remain unchanged and we are encouraged with our prospects. We will continue to invest in developing markets and in the systems required to run our businesses better. Our AWP, Construction and MP customers are upbeat for 2011 and we expect Cranes be relatively flat  versus 2010. We are not yet in position to set overall expectations for 2011 but we do expect it to be a profitable year. Furthermore we expect to reinvest our cash in the business, repay additional debt or a combination of both in 2011.

Now I would like to turn it over to Phil who will cover the numbers in depth… Phil…

Thanks Ron, and good morning.

The table on page 4 displays the quarterly year over year and sequential performance for the Continuing Operations of the Company.

Net sales increased 15% from the prior year quarter and were flat sequentially.  Excluding the translation effect of foreign currency exchange rate changes, net sales increased 19% compared to the prior year quarter, however, sequentially there was no significant impact.

Generally the increases included all segments except Cranes, which continued to experience softening demand in certain product areas, mainly all terrain and crawler cranes.

We had income from operations of $3 million in the third quarter compared to a loss of $100 million in the prior year quarter.   Increased production levels, cost reductions and volume increases favorably impacted the comparison to the prior year quarter.  Sequentially, the three recovering segments of AWP, Materials Processing and Construction provided the uplift in volume to more than offset the Cranes decline.

Working capital increased in the third quarter by $246 million, more than a third of this relates to the translation effect of foreign currency rate changes, with the remainder spread across the segments.  The recovering segments are increasingly building to higher expected demand.  Cranes, on the other hand, experienced customer cancelations and shipment delays which pushed their working capital higher than our expectations.  We expect to reduce working capital in our Cranes segment, as production and demand get more in line.  Balancing this with some increase in the recovering segments should improve our working capital to sales ratio as Cranes typically has a higher ratio than the other segments.

Net Debt increased to $619 million mainly due to working capital build in the period and capital spending partially offset by the positive translation effect of our foreign denominated cash balances.   Overall liquidity remains strong at $1.86 billion with Cash balances of $1.35 billion and availability under the revolving facility of slightly over $500 million.  During October we repaid approximately $270 million of term debt, consistent with the terms of a bank amendment we recently completed.  We have also launched offers to purchase at par the outstanding 10 7/8% senior notes and 7 3/8% senior subordinated notes, with net available cash from the sale of the mining business.  To the extent these offers are not accepted by November 3 when they expire, the remaining cash will be available for general corporate purposes.

Page 5 displays other financial items for comparison purposes.  The other expense for the period which, consistent with prior periods, includes the marking to market of our derivative instruments intended to partially mitigate price risks associated with  the Bucyrus International shares we received from the Mining sale earlier this year.  This amounted to expense of approximately $21 million in the quarter as the Bucyrus share price rose during the period.  Tax expense for the period included several discrete items, which are displayed on page 6, where you can see the approximate earnings per share impact for the third quarter.   First the derivative instrument impact on EPS is approximately $0.12.  Next, we identified that we were not likely to realize the benefit of certain deferred tax assets, given current projections of profitability related to the timeframe for their expiration.  We recorded a valuation allowance on these assets of $21 million or approximately $0.19 per share.  Our review of uncertain tax positions resulted in discrete tax expense of approximately $12 million or $0.11 per share.  Lastly, we elected to carry-back the net operating losses on our US tax return which caused an additional expense in the current period of approximately $6 million or $0.06 per share.  This decision will result in a cash refund of roughly $100 million which we should receive in the next 60 to 90 days.  So in total these four items account for roughly $0.48 of the $0.82 per share loss for the period.

Turning to page 7, we have outlined the bridge between last year’s operating loss from operations of approximately $100 million to the income from operations of $3 million, with segment detail as well.  The most significant changes are, as expected, in the largely favorable volume effect from the recovering segments partially offset by the Cranes decline.  The positive effect on manufacturing absorption of building more to retail demand this year continues to provide the most significant leverage at approximately $66 million of our year over year profitability improvement in the third quarter.   Year to date this absorption benefit has resulted in an improvement of approximately $140 million in operating performance over 2009.

When thinking of incremental margin improvement as businesses transition to a recovery, the first significant impact is absorption, whose impact will decline over time as we begin to reach production levels close to retail demand.    For the three recovering segments, Materials

Processing, Aerial Work Platforms and Construction, we are basically at that point now.  This is evident in our third quarter where sequentially absorption/capacity variance only provided roughly $10 million pickup in operating income from the second quarter of 2010.  The next stage is to hold cost growth to significantly less than volume increases.    Last to recover is outright price leverage coupled with the decline in trade-in volume.  This occurs when demand outstrips the readily available supply, which is not expected to occur in the near term.

For certain cranes products we still need to decrease our production levels to match the declining demand – mainly all terrain and crawler cranes.  Our overall incremental margin results in the near term will reflect all of these factors.

Let me refer to page 8.  Overall working capital statistics have slipped from our expectations for the third quarter as we have started to produce at the higher levels of demand in the recovering segments while the Cranes slowdown in demand has contributed to higher working capital levels in the short term.

I’ll turn it over to Tom to provide an operational update.

Thanks, Phil and good morning everyone.  I will cover the current views of our markets and current performance and then go through a few Terex-wide updates.

As you can see from the chart on page 9, three of our businesses are recovering nicely with very good year over year performance gains in revenue and incremental margins.  As you would expect, and as Phil discussed briefly, the rate of revenue increase in 3 of our businesses is driving working capital increases.  That said, over one-third of the increase is from foreign exchange.  The balance is somewhat equally spread between our 4 business segments.  We expect working capital to begin coming out of Cranes, and the other three businesses will continue to see moderate increases at a rate less than the revenue growth.

Let’s start with our Aerials business.  We had a very strong order rate for the quarter, with backlog up 45% sequentially and almost doubling from last year.  Brazil and Australia are strong markets, the US market is solid, and Europe continues to be weak.  As I mentioned in our last call, the larger rental companies are engaged with us on planning their 2011 requirements.  Used equipment pricing continues to firm up, and while many transactions still involve trade-ins, defleeting is slowing rapidly.  Our net sales were up nicely compared to prior year, and we expect this trend to continue.

As part of our channel diversity strategy, we have received an $18.9M order for specially designed telehandlers for the US Marine Corp to be delivered primarily in 2011.  Part of this order is now in the backlog.  We see this as a very positive strategic step for Aerials.

Additionally, we have started up our Changzhou facility in China – on time and ahead of budget.

Moving on to Construction, net sales continue to show strong growth over prior year and even up a little from the second quarter, which is traditionally our strongest quarter for sales.  We continue to move closer to reaching profitability.  The Construction team is seeing solid growth in orders for our heavier equipment (rigid trucks and material handlers) which we expect to carry into 2011.  Our Compact business is seeing good order rates throughout Europe and in Latin America, with a little softness in North America.  As we expect, we are seeing seasonal softness in our Roadbuilding product lines.  Overall, we should see good sales performance in Q4, which is traditionally one of our softer revenue periods.

We are still very excited about our upcoming new product launches of the next generation of loader backhoe and a brand new skid steer product line which will show revenue impact in 2011.

Our Cranes business had a challenging quarter.  Sales were down 15% compared to prior year, and while we had been communicating throughout this year that we would see a decline, this quarter’s drop was steeper that what we had expected.  Part of this reduction was deferred deliveries into Q4.   Order rates were OK for the quarter, and backlog basically was flat compared with Q2.  We are expecting some rebound in revenue in Q4, the vast majority of which is due to existing orders in place rather than an uptick in orders.  We are keeping in very close contact with customers to insure we are accurately assessing the market conditions.  As I mentioned in our Q2 call, we will likely see a volume reduction in our over 300 ton mobile cranes in 2011, rebounding in 2012.

Our Port Equipment business continues to slowly rebound in performance.  While we are seeing container traffic pick up and requests for quotes continue to be up, we are still in a position where we are still working hard for orders to fill our plants.

Moving on to Materials Processing, our crushing and screening business also had a solid quarter compared to Q2, and substantial improvement vs. last year – up nearly 50% in net sales.  We are back to what we consider to be traditional seasonality with dealer inventories and backlog very much in line with our expectations.  North America and Europe are recovering as expected, with strong markets in Australia and Southern Africa.  New product launches in Q3 targeting mining applications with larger capacity equipment has been well received from initial customer reactions.

For Terex overall, emerging markets continue to perform well for us.  China continues to be a solid market for us, with Brazil, India, and other markets up very significantly year over year.  Over 30% of our net sales continue to come from markets with above average growth rates and strong needs for infrastructure.

Moving on to page 10, you can see the progression of our backlog trends by quarter since 2005.  At that point in time, we had in excess of $5 billion in net sales.  While I am not suggesting our future recovery will follow a similar pattern to the last 5 years, I do believe that our overall backlog has basically leveled out and you will see a change in backlog mix trends between segments with Cranes reducing as a percent of the total, and our other 3 segments continuing to recover nicely.

Lastly let me touch on material cost trends.  We continue to see moderation in commodity pricing trends in steel and other commodities in general.  While we are seeing pressure on tire pricing and some other categories, we expect relative price stability into Q1.  Our supply team has had great success in driving our cost performance.

Our key corporate initiatives remain on track.  Our Terex Management System is working well and we have an aggressive implementation schedule for 2011.  We’re enhancing our approach with our Terex Business System, our lean initiative, with a core group of leaders who are working to expand our scope to the whole enterprise including, customers and suppliers.  Our tier 4 program for engine changes to comply with emissions regulations is very much on track.

All in all, I think we’re making good progress in positioning Terex for a brighter future.

At this point, let me turn it back over to Ron.

Thank you Tom, now let me summarize on page 12 before we take your questions.  This has been and will continue to be a challenging year. When we sold the Mining business we expected our other product categories would be slow to recover. Unfortunately this has proven to be the case as a broad based recovery has not really materialized. However, there are clear performance improvements underway and orders to support our expectation that we will see a substantially stronger 2011-2013 period.  The investments we have made in developing markets as well as the aggressive pursuit of several large orders, will also contribute significantly to our future performance.

We have paid down $270 million of term debt in October and we have offers to purchase at par our 10 7/8% and 7 3/8% bonds.

We have had difficulty finding appropriately priced acquisitions and while we will continue to consider strategic and financially interesting deals possible there are more limited prospects than we expected.  The fourth quarter will show improvements but not yet a net income.

So in conclusion we are about where we expected, except for a stronger Crane decline offset with what we believe will be better performance in our other businesses.

There are a lot of encouraging signs as I reflect upon the businesses even in the Cranes frankly.  In Germany, we had 1120 customers visiting us from 50 countries all over the world to discuss their crane needs for the next year and the years after and they are more upbeat than our leadership had expected as well as a greater turnout than we expected.

Last week we had the largest Fleet Managers in the United States for all equipment at our corporate headquarters for a session that involved our senior management for two days.  It was a great meeting and Terex prospects look excellent with these Fleet Managers.
We have more new products ready for introduction completing their testing right now and ready for introduction in 2011 than I have seen in my many years at Terex.

Our revenue has diversified, we’ve been able to grow our revenue in the developing markets but the developed market revenues have not yet come back strongly.  But that will change in 2011 particularly with AWP leading the way in the United States.

So in general, we had a tough quarter, we are about where we expected, and we are looking forward to completing this year as strongly as we possibly can, and moving into the next year to deliver that level of profit that we need to achieve.